WARRANT AGREEMENT

FLORIDINO'S INTERNATIONAL HOLDINGS, INC. ("Floridino's"), hereby grants and issues pursuant to the terms of the engagement of Brian Donahue by Floridino's (the "Engagement"), FORTY THOUSAND (40,000) COMMON STOCK PURCHASE WARRANTS (the "Warrants"), each of which entitles the holder thereof to purchase one (1) shares of its common stock (hereafter the "Warrant Shares") to:

                                  BRIAN DONAHUE

or his duly designated assigns or transferees (hereafter the "Warrant Holder"), subject to the following rights,, privileges and restrictions:

1. TERM. The foregoing Warrants shall be effective for a period of five (5) Years commencing December 19, 2000 and expiring on October 18, 2005 (the "Exercise Period").

2. EXERCISE PRICE AND PARTIAL EXERCISE RIGHTS. The Warrants shall be exercisable at any time during the Exercise Period, in the sole discretion of the Warrant Holder. The exercise price of each fully vested Warrant shall be $4.125 per share. The Warrants may be exercised in whole or in part at any time prior to the expiration of the Exercise Period except that any partial exercise shall be in the minimum amount of One Thousand (1,000) Warrants by the Warrant Holder. In the event that a partial exercise is made by the Warrant Holder, this Warrant Agreement shall be endorsed by Floridino's to reflect the date and number of Warrants exercised and to state the number of Warrant Shares remaining available hereunder.

3. TRANSFERABILITY. At anytime after the date hereof, the Warrants may be sold, transferred or assigned, in whole or in part, at the Warrant Holders sole discretion and for such consideration as the Warrant Holder may deem appropriate. No such transfer or assignment of these Warrants shall be made in amounts of less than One Thousand (1,000) Warrants. The provisions of this Warrant Agreement shall apply to any transferee or assignee for any Warrants so transferred.

4. REGISTRATION RIGHTS. Warrant Holder understands that at such time as Floridino's becomes a reporting company, as that term is defined under the Securities Exchange Act of 1934, as amended that it will duly register all of the Shares underlying the Warrants granted herein. Such registration shall be made upon ten days prior written notice frm the Warrant Holder requesting such registration of the underlying Shares. At any time prior to such registration, the Warrant Holder may exercise any Warrants granted hereunder and receive unregistered shares that shall be subject to restrictions against their sale or further transfer pursuant to the provision of the Securities Act of 1933, as amended;


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5. ADJUSTMENTS DUE TO RECAPITALIZATION OR STOCK SPLITS. It is understood that in the event of any recapitalization or forward or reverse stock split by Floridino's which impacts its shares of common stock then, in such event, the number of Warrant Shares shall be adjusted to reflect the impact of such action in the same fashion as if the Warrant Shares had been issued and outstanding on the effective date of such action. However, nothing contained herein shall be interpreted as intending to protect or exempt the Warrant Holder from any dilution due to any issuance of common stock subsequent to the date hereof resulting from the sale for value by Floridino's of any additional shares of common stock or from the exercise of any warrants or other rights to subscribe for common stock which may be presently outstanding or which may hereafter be issued by the due action of the Board of Directors of Floridino's.

6. ALTERNATIVE PAYMENT OF EXERCISE PRICE. It is understood and agreed that at such time as the Warrant Holder elects to exercise the within Warrants, or any portion thereof, Floridino's may, in its sole discretion offer the Warrant Holder the option to pay the exercise price due upon the exercise of the within Warrants by the tender to Floridino's of shares of Floridino's' common stock (the "Payment Shares"). In such event, the Payment Shares will be valued at the closing price for such Payment Shares on the date in which they are tendered to Floridino's in payment of the exercise price. Thereafter, the value of the Payment Shares so computed shall be applied against the exercise price of the Warrants then being exercised by the Warrant Holder, up to the maximum amount due in connection with such exercise, but not for any greater amount, and the Warrant Shares shall then be issued to the Warrant Holder.

7. TAXES. It is understood and agreed that any and all taxes which may be due and payable by the Warrant Holder by reason of its receipt of these Warrants, or by reason of the subsequent exercise of the Warrants, either in whole or in part, or the transfer, sale or assignment of the Warrants, or any interest therein, or the Warrant Shares received upon the exercise of the Warrants, shall be the sole and absolute obligation of the Warrant Holder and Floridino's shall have no obligation or liability with respect thereto.

8. APPLICABLE LAW. This Warrant Agreement is being entered into in the state of New York and the validity, interpretation, performance and enforcement thereof shall be governed by the domestic laws of New York. Any and all controversies or disputes arising hereunder shall be governed by the laws of the state of New York and any suit or action brought hereunder, or relating to any matter which is the subject of this Warrant Agreement shall have as its sole venue the appropriate court located with the city, county and state of New York, and no other place.

9. SAVING CLAUSE. Incase any one or more of the provisions contained in this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Warrant Agreement, or of the underlying Warrant Shares represented hereby, and this Warrant Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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10. DUE AUTHORIZATION. The issuance of this Warrant Agreement,, and of the
Underlying Warrant Shares according to the terms stated herein,, has been duly approved by al required corporate action on the part of Floridino's and has been duly approved by the Board of Directors of Floridino's as the valid and binding obligation of Floridino's.


Dated: October 19, 2000           FLORIDINO'S INTERNATIONAL HOLDINGS, INC.



                                  By: /s/ Nicholas Pirgousis
                                      ------------------------------------
                                      Nicholas Pirgousis, Chairman of the Board

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